Exhibit 99.1

OMNIQ Announces Rollout of 1,000 Units of “Smart Buy and Go” (SBG) Solution for a Supermarket Chain; Plans to Soon Offer SBG to its Fortune 500 Customers Operating in an Industry Estimated to be $1.0 Trillion

●	Targeting a growing market where No cash registers or cashiers is needed, cut lines and creates efficiencies.

●	Cutting waiting time at checkout counters

●	In line with omniQ’s strategy using, Automation & AI based solutions as offered by omniQ in other industries such as in the Traffic Management, where the company’s parking solutions allow traffic flow, eliminates lines at parking lots, so does SBG eliminates annoying lines at Supermarkets.

●	Company focuses on automation and frictionless solutions improving life quality, saving time, money and create efficiencies using cutting edge machine to machine (m2m) solutions.

●	The SBG solution is affordable compared to other Smart Carts solutions potentially generating a higher and quicker return for owners.

●	OMNIQ intends to introduce the SBG to its Fortune 500 retail customers in the US.

SALT LAKE CITY — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or the “Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based Machine Vision solutions, announced the rollout of 1,000 units of the Smart Buy and Go (SBG) solution for one of Israel’s largest supermarket chains by Dangot Computers Ltd, a subsidiary of OMNIQ. The Company plans to offer its SBG solution to its customers in the United States. According to The Wall Street Journal: “In North America, groceries are a $1 trillion industry, with 90% of grocery sales taking place in stores.”

Smart Buy and Go solutions are in growing demand by customers all around the world, and the grocery industry is responding. In October 2021, TechCrunch reported “Instacart acquired Caper AI, a smart cart and instant checkout startup, for $350 million, as it moves deeper into physical retail tech.” According to an article published in the Washington Post, smart cart solutions may cost between $5,000 and $10,000 per cart. OMNIQ-Dangot’s SBG solution is affordable at a fraction of the cost, compared to other smart cart solutions generating a potential higher and quicker return for owners.

The usage of an SBG solution enables the store to minimize lines and provide a better shopping experience. The solution enables customers to receive a specific terminal on which they scan the products as they put them in the regular shopping cart. Once finished with the shopping, the customer places the terminal back into a cradle and the payment is processed automatically allowing the customer to exit the store and go straight to their car.

Shai Lustgarten, CEO of OMNIQ: “In line with our AI based solutions for automation of parking which eliminates lines while exiting parking lots, our new Smart Buy and Go solution is another of example of improving quality of life and minimizing friction. We are proud to market this solution in Israel and soon to offer it to our Fortune 500 U.S. customers, including some of the largest supermarket chains in North America.”

About:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Examples of forward-looking statements include, among others, statements made in this press release regarding the closing of the private placement and the use of proceeds received in the private placement. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Koko Kimball

(385)-758-9241

kkimball@omniq.com